Exhibit 8.1

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas 77002-6760

December 9, 2003

Penn Virginia Resource Partners, L.P.

Penn Virginia Resource GP, LLC

100 Matsonford Road, Suite 230

Radnor, Pennsylvania 19087

RE:	PENN VIRGINIA RESOURCE PARTNERS, L.P.

REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel for Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), and Penn Virginia Resource GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by a selling unitholder from time to time, pursuant to Rule 415 under the Securities Act, of up to an aggregate of 2,763,158 common units representing limited partner interests in the Partnership (the “Units”). We have also participated in the preparation of the Prospectus Supplement dated December 9, 2003 (“Prospectus Supplement”) and Prospectus (the “Prospectus”) forming part of the Registration Statement on Form S-3 as declared effective on August 1, 2003 (the “Registration Statement”) to which this opinion is an exhibit.

In connection therewith, we prepared the discussions set forth under the captions “Material Tax Consequences” in the Prospectus and “Tax Considerations” in the Prospectus Supplement (together, the “Discussion”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the effective date of the Registration Statement in the respect of the discussion set forth under the caption “Material Tax Consequences” and (ii) as of the date of the Prospectus Supplement in respect to the discussion set forth under the caption “Tax Considerations.” In addition, we are of the opinion that the federal income tax discussion in the Registration Statement and the Prospectus Supplement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and the General Partner, included in such discussion, as to which we express no opinion). The reference to statements made in the Prospectus Supplement under the caption “Tax Considerations” is qualified by the limitations in our opinion described in the Prospectus under the caption “Material Tax Consequences.”

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.